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COMMAND CENTER CEO ISSUES CORPORATE UPDATE

Rising Sales, Higher Margins Expected To Produce
"Best Year in Company's History"

Post Falls, Idaho - March 20, 2012 - Glenn Welstad, CEO of Command Center, Inc. (OTCQB: CCNI) (http://www.otcmarkets.com/stockyCCNI/quote), a national provider of on-demand and temporary staffing solutions, today said the company is "positioned now to have the best year in our history."

"We are very excited about the future and have set challenging goals for all departments within the company," said Mr. Welstad. "Meeting, or in some cases, exceeding our internal projections for revenue, margins and profitability in recent months has definitely gotten 2012 off to an excellent start; and this gives us heightened confidence that it will be a banner year for Command Center."

Last year Command Center provided employment for 32,500 individuals who worked 5,160,000 hours for about 3,000 clients; and all those indicators are expected rise in step with the company's growing visibility in the temp staffing sector. According to Mr. Welstad, "We are immensely proud of our role in generating jobs. Our Field Team Members work on the manufacture and assembly of consumer goods, they stock shelves in national 'big box' stores, and handle concessions and cleanup at major league sporting events. They drive vehicles, deliver goods, move freight, and work as servers at formal hotel and convention center banquets. They clean up the mess and help to rebuild communities following major disasters."

Mr. Welstad continued, "By controlling costs and increasing margins, we are attempting to minimize the impact of the normal seasonal trends of the staffing industry which most often result in a significant net loss in the first quarter. With this approach, we believe we can show vastly improved results for Ql. While I am not promising a first quarter profit, I would be very disappointed with anything less than a nicely profitable year."

The primary catalyst for Command's improvement has been a significant increase in revenue contribution, combined with higher margins and rigid cost controls, in vertical markets that expanded steadily during 2011 and are now major segments in the company's business mix going forward. Year-over-year, Command expects revenue growth rates in both core and non-core business lines to accelerate throughout 2012.

Mr. Welstad said, "Management's goals for revenue growth this year will be tied primarily to increasing revenue levels at existing stores, rather than a rapid increase in the number of new branch offices. The company will continue to focus on expanding its diversified customer base at current locations and, as a result, we expect average revenue per office to increase. Increasing the net unit contribution from each office is an important key to producing a healthy bottom line.

"New branch openings will occur in those areas and situations where operations are expected to be profitable almost immediately. This would include add-on or satellite offices to accommodate the rapid expansion of business in areas where Command is already established, as well as strategic offices that might be required to properly service the ongoing labor needs and work locations of certain national accounts. As an example of this strategy, the company just opened an office in Pekin, Illinois, primarily to service a large national client. This office is off to an excellent start. Last week, in only its sixth week of operation, it demonstrated the fast start by booking $35,000 in revenue. Similarly, at the request of a national customer, Command Center is in the process of opening its first Chicago area office."

During the year, the company may also add temporary or even mobile offices to handle special projects in remote locations. Not including temporary or mobile offices, new branch openings in 2012 are expected to be limited to about 5-6 locations.

On the subject of acquisitions, Mr. Welstad noted, "We are interested in pursuing one or more additional acquisitions in 2012 that are similar in size to DR Services -around the $5 million revenue level. Since completion of the acquisition of DR Services in January, that organization has already contributed more than $500,000 in revenue and "is just starting to ramp up for the year. We are extremely pleased with this avenue of expansion and are constantly reviewing acquisition candidates."

Mr. Welstad pointed to three key areas in which Command Center is offering unique and advantageous staffing solutions. He said the company has established and operates divisions to pursue and service the "unprecedented opportunities" in each of these areas:

National Accounts
Disaster Relief and Recovery
Bakken Oil Shale Region, North Dakota

NATIONAL ACCOUNTS

In addressing the subject of national accounts, Mr. Welstad commented, "National accounts are the result of consistent excellence in customer service. This might start with our being asked to help a company with a work assignment at one location or when there is an urgency to execute because of time constraints. If we succeed in impressing these companies with our capabilities and our service, the relationship grows, often both quantitatively and geographically."

Command Center currently has about 30 national accounts representing several major industry groups. "The national account program is, in my opinion, a sweet spot for the company that can establish major business relationships and generate revenue for many years. It is an area that our team will continue to develop and work aggressively to expand."

Mr. Welstad said that investors often inquire about the identity of high-profile clients and the details of work projects, particularly in this area of national accounts. "Because our sector of the staffing industry is so competitive, we tend to favor the side of caution and not disclose the names of our customers or even the locations of specific projects; and, in most cases, the customer may request confidentiality as well. In a similar sense, we are often reluctant to disclose specific projects that we are involved in. We will be able to offer this kind of disclosure only in those cases where issues of competition and privacy are not compromised."

DISASTER RELIEF AND RECOVERY

"In addition to national accounts," continued Mr. Welstad, "we have made an important move in another area that offers exceptional growth - disaster relief and recovery."

For the past three years, Command Center had been involved in major relief efforts following hurricanes, tornadoes, floods, oil spills and other disasters.

"While the company's ability to mobilize large numbers of workers was rapid and efficient, we have greatly enhanced our position in this business with the acquisition of DR Services in January. Serving as the advisory management group on multiple disaster projects in different areas of the country, DRS was doing about $5 million annually with attractive margins at the time of the acquisition. We viewed the combination of our businesses as the whole being greater than the sum of the parts—a truly synergistic solution."

FEMA reported that in 2011 alone, there were 99 major disaster declarations, 29 emergency declarations and 114 fire management declarations. "This is a potentially huge market for us. Through our wholly owned subsidiary, Disaster Recovery Services, Inc., based in Kenner (New Orleans), Louisiana, we are now able to staff disaster recovery projects anywhere in the country on short notice. With the excellent reputation and contacts network of DR Services, we have greatly increased our visibility and coverage in this critical business."

THE BAKKEN

North Dakota's Bakken Oil Shale Region is currently the largest known reserve of light sweet crude in North America, and more than 350 oil-and-gas-related companies operating there have created the fastest rate of job growth in the United States. During the second half of 2011, Command Center formed Bakken Staffing to help service the region's employment needs through its five already established North Dakota offices.

Mr. Welstad noted that Command Center's long-standing presence in North Dakota has "given us a definite advantage in working on a broad range of staffing solutions." He said Bakken Staffing is fulfilling a wide range of job needs for oil and gas production companies and also for the service establishments that support all the energy-related activities.

CONCLUSION

Mr. Welstad emphasized how pleased he is with the company's balanced growth. "We are not pursuing non-core opportunities at the expense of core business expansion, or vice versa. I commend Command Center's management and support staff, branch office personnel and Field Team Members for the many ways in which they have coordinated their efforts to significantly improve core and non-core business results over the past year. I am confident this trend will continue for the foreseeable future."

Commenting on the future of temp staffing in general, Mr. Welstad cited a recent article that appeared in The Washington Post. In Temp jobs likely here to stay, journalist Ylan Q. Mui observes, "More than a quarter of people who have found jobs since the recession ended have landed in temporary positions, reflecting a fundamental change in the workplace, with neither businesses nor employees expecting to stay together for life."

"This fundamental change in the workplace is something that none of us could have anticipated several years ago," Mr. Welstad concluded. "But it is the reality of today, and it is up to us to take full advantage of the situation. With the company more solidly positioned and competitive than at any time in the past, having a committed staff and dedicated workforce in place, and pursuing well-defined thriving market opportunities, I believe 2012 will be remembered as the break-out year for Command Center - and again, the best year to date in the history of the company. I thank all of our loyal shareholders for their continued support, and I look forward to sharing more and more indications of our success as they unfold."

About Command Center, Inc.

The company provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services, as well as other assignments such as emergency and disaster relief projects. Additional information on Command Center is available at www.commandonline.com. Information on the company's Bakken Staffing division can be found at www.bakkenstaffing.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the severity and duration of the general economic  downturn, the availability of worker's compensation insurance coverage, the availability of capital and suitable financing for the Company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10-K filed with the Securities and Exchange Commission on March 16, 2011 and in other statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.